Consent of Independent Registered Public Accounting Firm

The Board of Directors of Jackson National Life Insurance Company and
   Contract Owners of Jackson National Separate Account V:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company (the Company) dated February 26, 2010 and on the financial statements of Jackson National Separate Account V dated February 25, 2010, included herein by reference in the Post-Effective Amendment to Form N-4 of Jackson National Separate Account V.

As discussed in Note 4 to the consolidated financial statements of Jackson National Life Insurance Company, the Company has changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (included in FASB ASC Topic 320, Investments-Debt and Equity Securities), as of January 1, 2009.

KPMG LLP

Chicago, Illinois
April 30, 2010